CONSULTING AGREEMENT


     This agreement dated as of December 27, 2006 (the "Agreement") shall set forth the terms under which Treyex, LLC. ("Treyex"), through its employees Andrew Breen ("Mr. Breen") and Sanford Cohen ("Mr. Cohen," together with Mr. Breen, the "Consultants"), has rendered and shall render professional services (the "Services") to Harbinger Capital Partners Master Fund I, Ltd. ("Master Fund") and Harbinger Capital Partners Special Situations Fund, L.P. ("Special Situations Fund" and together with Master Fund, "Harbinger Capital Partners"). This Agreement shall supersede all prior written agreements among these parties in their entirety.

     The term of this Agreement shall begin December 27, 2006, and continue indefinitely unless and until terminated immediately upon written notice by either party.

     Services may include performing research, designing models, reviewing documents, performing quantitative and qualitative analysis, evaluating securities and preparing reports. Consultants is expressly prohibited from communicating with any proposed or actual Harbinger Capital Partners' counterparty on behalf of Harbinger Capital Partners about the purchase or sale of securities, or otherwise communicating in a manner that would require Consultants to possess a securities license, unless accompanied by Philip Falcone or a person designated by him. Consultants shall use his best efforts to perform the Services in a timely fashion.

     Treyex shall be paid for the performance of Services in connection with Openwave at a rate of $50,000.00 per month during the term of this Agreement, payable on the 30th of each month (the "Retainer"). Harbinger Capital Partners shall reimburse Treyex for any travel or third party consulting or legal costs which Harbinger Capital Partners at its sole discretion directs (in writing) Treyex to incur, however, provision of the Services shall not require any such costs to be incurred. Treyex shall be responsible for all federal, state, and local tax payments related to amounts it receives under this Agreement and Harbinger Capital Partners shall not make any withholdings from the amounts paid to Treyex. Treyex and Consultants' relationship to Harbinger Capital Partners shall be that of an independent contractor and this Agreement shall not be construed to create an employer-employee relationship between Harbinger Capital Partners and Treyex or Consultants. With respect to Harbinger Capital Partners' investment in Openwave Systems, Inc. ("Openwave"), Treyex shall be entitled to a fee (the "Success Fee") as follows:

     1. If the price of Openwave's common stock (the "Shares") rises during the term of this agreement by 20%, Treyex shall be entitled to a fee of 2.4% of the profits made by Harbinger Capital Partners on its investment.

     2. For each additional 1% increase in the price of the Shares during the term of this Agreement, Treyex shall be entitled to an additional 0.02% of the profits made by Harbinger Capital Partners. All prior monthly Retainer payments (including such payments made under the previous agreement between Harbinger Capital Partners and Treyex) shall be credited against the Success Fee.

     3. The Success Fee is payable only if there is a realization of at least a 20% profit upon the sale by Harbinger Capital Partners of its entire position of the Shares.

     4. Treyex's right to receive Success Fee payments is further contingent upon Mr. Breen being available to serve on the board of directors of Openwave, as well as Treyex (a) helping to find additional strategic and financial investors in Openwave; (b) identifying potential candidates for senior management positions that may become available;
          (c) helping Openwave execute its business plans and (d) implementing any other reasonable request made by Harbinger Capital Partners.

     5. The Success Fee will be calculated based on the lowest entry price paid by Harbinger Capital Partners for the Shares.

     6. If Harbinger Capital Partners returns to passive-investor status with respect to its ownership of the Shares, Treyex will be entitled to the Success Fee only if Harbinger Capital Partners sells its entire position of the Shares for at least a 20% profit within 90 days of returning to such a passive-investor status. Harbinger Capital Partners will promptly notify Treyex in writing of becoming a passive investor. Passive-investor status shall have the meaning set forth in
          Section 10. If Harbinger Capital Partners returns to passive-investor status, the Success Fee contingencies in Section 4 will no longer apply.

     7. If, after returning to passive-investor status with respect to its ownership of the Shares, Harbinger Capital Partners sells its entire position of the Shares after 90 days for any profit, Treyex shall be entitled to an additional fee. Such additional fee shall be calculated by (x) totaling Retainer fees paid to date (the "Retainer Total") and
          (y) multiplying the Retainer Total by the percentage of profit.

     8. If Treyex terminates this Agreement, Harbinger Capital Partners will have no obligation to pay the Success Fee; however, if Harbinger Capital Partners terminates this Agreement, the Success Fee provisions will survive and remain payable upon the sale by Harbinger Capital Partners of its entire position of the Shares.

     9. For purposes of this Agreement, profit shall mean realized gain, net of all expenses incurred by Harbinger Capital Partners, including, but not limited to, normal brokerage commissions and extraordinary fees associated with the proposed proxy solicitation by Harbinger Capital Partners.

     10. For purposes of this Agreement, passive-investor status shall mean when Harbinger Capital Partners no longer actively seeks to influence or change management or other elements of the operation of Openwave's business. If Harbinger Capital Partners returns to passive-investor status, the Success Fee contingencies in Section 4 will no longer apply. As long as Mr. Breen is on the board of directors of Openwave, Harbinger Capital Partners will not change its status to that of a passive investor.

     Neither Treyex nor Consultants shall be entitled to any other compensation, bonus, benefits or other remuneration from Harbinger Capital Partners or be eligible to participate in benefits or privileges given or extended by Harbinger Capital Partners to its employees. Neither Harbinger Capital Partners nor Treyex or Consultants shall have the power to create, and shall not represent to any person that it has the power to create, any express or implied obligation on the other's behalf.

     Harbinger Capital Partners may elect to provide Treyex or Consultants certain confidential and/or proprietary information with respect to its business (the "Confidential Information"). Confidential Information shall not include materials or information in the public domain other than through a breach of this Agreement by Treyex or Consultants, or materials or information obtained from a third-party not subject to confidentiality obligations with regard thereto. Treyex and Consultants' use of any Confidential Information shall be solely for the purpose of providing Services to Harbinger Capital Partners. Except as required by law, regulation or an order in a legal proceeding, Treyex and Consultants may not disclose Confidential Information without Harbinger Capital Partners' prior written consent.

     Treyex or Consultants will provide Harbinger Capital Partners with certain information in writing or by electronic mail. Harbinger Capital Partners may use such information as it deems desirable, provided that Harbinger Capital Partners shall not be permitted to share such information with third-parties other than its counsel and/or as required by law, regulation or an order in a legal proceeding. Harbinger Capital Partners agrees that Treyex or Consultants may share such written or emailed information with third-parties, except to the extent that it reveals Confidential Information of Harbinger Capital Partners.

     Without the prior consent of Openwave, Mr. Breen shall not share with Harbinger Capital Partners any confidential information regarding Openwave which Mr. Breen may obtain in connection with Mr. Breen's service as a director or other fiduciary of Openwave.

     For so long as Mr. Breen shall be a member of the board of directors of Openwave, any actions taken or decisions made by Mr. Breen in his capacity as a director of the Openwave shall be independent of, and not related to or arising out of, this Agreement. Nothing in the Agreement shall prohibit or impede Mr. Breen from (i) taking any action which he reasonably believes to be in furtherance and fulfillment of his duties to Openwave, (ii) otherwise fulfilling his obligations and performing his duties as a director of Openwave.

     Harbinger Capital Partners shall indemnify Treyex and the Consultants against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising out of the performance of the Services under this Agreement and running for the board of directors of Openwave, as these expenses are incurred. This indemnification right shall survive for a period of one year after termination of this Agreement.

     This Agreement states the entire understanding of the parties with regard to its subject matter and may not be amended or modified except in writing, signed by each of the parties named below.

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

     IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.


          HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

          By:
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          Name:
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          HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

          By:
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          Name:
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          TREYEX, LLC

          By:
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          Name:
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          CONSULTANTS

          By:
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          Name:
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          By:
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          Name:
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SK 03773 0003 734562